CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS AGREEMENT dated as of ______, 2008, is made by and between Terex Corporation, a Delaware corporation (the “Company”), and _________ (the “Executive”).

WHEREAS the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the Section 19 below) exists and that such possibility, and the uncertainty which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.	Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 19 hereof.

2.	Term of Agreement.

2.1.

(a) This Agreement shall be for an initial term of one year commencing on the date hereof. This Agreement shall automatically renew for an additional term of one year commencing on the first anniversary of the date hereof and for succeeding additional terms each of one year on each succeeding anniversary thereof until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of this Agreement, then this Agreement shall remain in effect until the third anniversary of the date of the Change in Control.

(b) Notwithstanding Section 2.1(a) to the contrary, this Agreement shall terminate upon the earliest of (i) the termination of the Executive’s employment with the Company prior to a Change in Control (other than a termination of theExecutive’s employment in anticipation of a Change in Control) for any of the following: by the Company for Cause, by theExecutive for any reason other than Good Reason or by reason of theExecutive’s death or Permanent Disability; (ii) the termination ofthe Executive’s employment with the Company following a Change in Control, by reason of death or Permanent Disability, by the Company for Cause or by the Executive for any reason other than for a Good Reason; or (iii) three (3) years after the date of a Change in Control.

(c) Notwithstanding Section 2.1(a) and 2.1(b) to the contrary, the Executive shall be entitled to the benefits provided by this Agreement in the event that (i) a Change in Control occurs during the six (6) month period following termination of this Agreement due to a notice of non-renewal sent by the Company to the Executive and (ii) the Executive is employed with the Company at the time such Change in Control occurs or the Executive’s employment with the Company was terminated by the Company without Cause or the Executive terminated his or her employment with the Company for Good Reason prior to the time of such Change in Control.

(d) All obligations of the Company and/or the Executive outstanding on the date of termination of this Agreement or resulting from the Executive’s employment termination during the term of this Agreement shall survive the termination of this Agreement. All rights and obligations of the Company and/or the Executive in this Section 2(d) or in Sections 5, 10 or 13 of this Agreement shall also survive the termination of this Agreement.

3.	Section 409A.

3.1.

Notwithstanding anything to the contrary contained herein, in the event that the Executive is deemed to be a Key Employee, distribution of any amounts that constitute “deferred compensation” payable to a Key Employee on account oftermination of employment, shall not be made before six months after the Date of Termination or the Key Employee’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following the Key Employee’s Date of Termination. Notwithstanding the Six Month Limitation, if any amounts of “deferred compensation” payable to a Key Employee due to his “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A of the Code (“Separation Pay”), then all or a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of employment occurs (i.e., $460,000 in the event of a termination during 2008), whether paid under this Agreement or otherwise, may be paid to the Key Employee during the six-month period following the Date of Termination. To the extent that any payments of Separation Pay above the Six Month Limitation constitute insurance premiums (other than medical) or similar payments or Other Benefits, the Key Employee shall pay such amounts during such six month period and the Company shall reimburse the Key Employee for such payments, without interest, on the first day of the seventh month following the Date of Termination.

3.2.

The parties hereto intend that this Agreement shall be in compliance with Section 409A of the Code and this Agreement shall be interpreted consistent therewith. Notwithstanding the foregoing, the Company shall not be liable for any taxes, penalties, interest or other costs that may arise under Section 409A or otherwise.

3.3.

In the event that payments are made under either or both Sections 4 and 5 of this Agreement and such payments would not satisfy the requirements under Section 409A (a)(2)(A)(v) of the Code, then all payments made under Sections 4 and 5 of this Agreement shall be treated as payments made as a result of a separation from service within the meaning of Section 409A of the Code.

4.

Change in Control. If the Executive's employment shall be terminated within six (6) months of a Change in Control in anticipation of such Change in Control or within twenty-four (24) months following a Change in Control, unless such termination is (i) by the Company for Cause, (ii) by reason of the Executive’s death or Permanent Disability, or (iii) by the Executive without Good Reason, the Company shall pay to the Executive an amount equal to the sum of (a) the Executive’s annual salary in effect at the time written notice of termination is given; (b) the Executive’s last paid annual bonus for a calendar year preceding the calendar year in which the Date of Termination occurs, [provided that if the Executive has been employed by the Company for less than one year on the Date of Termination and has not yet received a bonus for the prior calendar year, then the Executive will be entitled to $[____] [to be included for new hires only] (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “Severance”). Subject to the Six Month Limitation, the Company shall pay to the Executive any Severance in a cash lump sum payment simultaneously with the termination of the Executive’s employment following any Change in Control. In addition, simultaneously with the termination of the Executive’s employment following any Change in Control, (x) all unvested stock options and stock grants previously awarded to the Executive shall immediately and unconditionally vest and the Executive shall have the right to exercise any stock options held by him in accordance with their terms but to the extent any option would expire by its terms within six (6) months following the Date of Termination, then the Executive may exercise said option until the earliest of (i) six (6) months following the Date of Termination, (ii) ten (10) years following the date of grant or (iii) the end of the original term of the option grant had the Executive continued employment with the Company; and (y) any accrued and unpaid vacation pay through the Date of Termination shall be paid in a lump sum within 30 days following the Date of Termination. The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twelve (12) month period from such termination or until the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier, provided that the Executive’s right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this sentence. The Executive shall also be entitled to a continuation of all other benefits and reimbursements (“Other Benefits”) in effect at the time of termination for the twelve (12) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be paid by the Company from other sources such that the

Executive receives substantially similar benefits to those provided under the plan. All amounts payable hereunder shall be paid monthly during such twelve (12) month period.

5.	Excise Tax Gross-Up.

5.1.

Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed one hundred five percent (105%) of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

5.2.

Subject to the provisions of Section 5.3, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) no later than the later of (i) the last day of the taxable year in which the termination occurs; or (ii) forty-five (45) days following the Date of Termination. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive simultaneously with any event giving rise to a Gross-Up Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive simultaneously with any event giving rise to a Gross-Up Payment. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The Underpayment shall be paid during the calendar year in which it is determined. The parties intend that the timing of the payment of the Underpayment be in compliance with Section 409A of the Code and the treasury regulations thereunder. In the event that the Executive pays the Excise Tax prior to the determination by the Accounting Firm or payment of the taxes by the Company, the Company shall reimburse the Executive for such amount no later than the last day of the taxable year following the year in which the Executive remits the Excise Tax.

5.3.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or the Underpayment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1)	provide the Company any information reasonably requested by the Company relating to such claim,

(2)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)	cooperate with the Company in good faith in order effectively to contest such claim, and

(4)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax and income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, along with an additional Gross-Up Payment, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. All of the payments by the Company to the Executive under this Section 5.3 shall be made no later than the last day of the calendar year following the calendar year in which all of the issues concerning such payments have been finally resolved. The parties intend that the timing of the payment of such amounts shall be in compliance with Section 409A of the Code and the treasury regulations thereunder.

5.4.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.3) pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) no later than the last day of the calendar year following the calendar year in which the refund is received by the Executive.

6.

Termination without Cause or For Good Reason. In the event the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, at any time, and, provided no Change in Control shall have occurred, the Company shall pay the Executive, in cash, aggregate severance payments equal to his then base salary for up to twelve (12) months from the Date of Termination or the date upon which Executive obtains alternative employment, whichever is earlier. The Company shall pay to the Executive any severance payments due hereunder in twelve (12) equal monthly payments on the first day of each month following such termination. Notwithstanding the foregoing, if the Executive obtains alternative employment for base salary and bonus compensation of less than his then annual base salary, then Executive shall continue to receive monthly severance payments for the remaining balance of the 12 month period in an amount equal to the difference between one-twelfth (1/12) of his annual base salary and one-twelfth (1/12) of the annual base salary and bonus compensation received from such alternative employer. In addition, (a) the Executive shall have the right to exercise any stock options, long-term incentive awards or other similar awards held by him in accordance with the relevant plan documents or grant letter; provided, however, that to the extent any option or award would expire by its terms within six (6) months following the date of termination, then the Executive may exercise said option or award until the earliest of (i) six (6) months following the Date of Termination or (ii) ten (10) years following the date of grant or (iii) the end of the original term of the option grant had the Executive continued employment with the Company; and (b) the Company shall provide the Executive with continuing coverage under the life, disability, accident and health insurance programs for employees of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twelve (12) month period from such termination or until the Executive becomes eligible for substantially similar coverage under the employee plans of a new employer, whichever occurs earlier, provided that Executive’s right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this clause (b). The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination for the twelve (12) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. In addition, all stock options and restricted stock held by Executive on the date of termination under any of the Company’s equity plans that would become exercisable within the twelve (12) months following such termination of employment had the Executive stayed in the employ of the Company shall become immediately exercisable. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be paid by the Company from other sources such that the Executive receives substantially similar benefits to those provided for under the plan. All amounts payable hereunder shall be paid monthly during such twelve (12) month period and any amounts payable hereunder are in lieu of, not in addition to, amounts payable under Section 4.

7.

Payment for Past Service.  If the Executive’s employment is terminated at any time, the Company shall pay the Executive, in cash, an aggregate amount not less than the sum of (a) [__]% of the Executive's annual salary for the most recently completed fiscal year to the extent the Executive was not eligible to receive a bonus for such period; (b) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (ii) the annual bonus for the calendar year preceding the Date of Termination that has most recently been paid to the Executive; (c) any accrued vacation pay, to the extent not theretofore paid to the Executive; and (d) any other amounts earned by the Executive prior to the Date of Termination but not previously paid. Such amounts shall be paid on or before the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which such termination occurred.

8.	Noncompete and Confidentiality.

8.1.

In consideration of the agreements and payments of the Company herein, the Executive agrees that for a period of twelve (12) months from the Date of Termination, he will not, without the prior written permission of the Company, directly or indirectly, (i) enter into the employ of or render any services to any person, firm, or corporation engaged in the manufacture or sale of products currently manufactured or distributed by the Company, or if the Executive does not have Company wide responsibility, the divisions and subsidiaries for which the Executive has management responsibility, which directly or indirectly compete with the business of the Company or such divisions and subsidiaries, as the case may be (a “Competitive Business”); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or (iv) solicit, induce or entice, or cause any other person or entity to solicit, induce or entice to leave the employ of the Company any person who was employed or retained by the Company on the Date of Termination. However, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a business competitive with that of the Company if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor. Nothing in this Agreement shall preclude the Executive from retaining his position or membership in trade associations and professional organizations. The restrictions imposed on the Executive pursuant to this Section 8.1 shall terminate and be of no further force and effect in the event of a breach by the Company of its obligations to make or provide benefits to the Executive.

8.2.

In consideration of the agreements and payments of the Company herein, the Executive shall keep confidential and not disclose to any person any information relating to the Company’s business and/or finances, which information was obtained during and/or as incident to or in connection with the Executive’s employment with the Company and which otherwise is not public information. Provided, that the foregoing shall not prevent the Executive from giving required information to proper legal authorities. The Executive agrees he will conduct himself in a professional manner and not make any disparaging, negative or other statements regarding the Company, its affiliates or any of the officers, directors or employees of the Company or its affiliates which could in any way have an adverse affect on the business or affairs of the Company or its affiliates or otherwise be injurious to or not be in the best interests of the Company, its affiliates or any such other persons.

8.3.

The Executive agrees that this non-competition and non-solicitation covenant is reasonable under the circumstances, and the Executive further agrees that his services for and on behalf of the Company are unique and irreplaceable. The Executive further agrees that any breach of the covenants contained in Section 8.1 and 8.2 above would irreparably injure the Company and/or its affiliates or subsidiaries. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have at law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of the covenants contained in Section 8.1 and 8.2 above.

8.4.

Upon termination of the Executive’s employment with the Company, the Company shall have the right to designate a reasonable amount of the Severance to be allocated to this covenant not to compete and confidentiality.

9.

Outplacement Services. In the event of the termination of the Executive’s employment after a Change in Control, Without Cause or for Good Reason as provided for in Sections 4 or 6 hereof, the Company agrees, at its sole cost and expense, to provide the Executive with reasonable outplacement services for a period of at least twelve (12) months following the Date of Termination; provided that the outplacement services will not be provided beyond the last day of the second year following the year in which the Date of Termination occurs. The Company and the Executive shall use their good faith efforts to locate a provider and determine the scope of outplacement services which is reasonably acceptable to both parties taking into account the status of the Executive as a senior executive officer.

10.

Legal Expenses. The Company agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys’ fees and disbursements, actually incurred by the Executive in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that the Executive submit a request for reimbursement no later than thirty (30) days following the end of the calendar year in which the expenses are incurred and reimbursement must be made within forty-five (45) days thereafter, but in no event later than the end of the year in which it is finally determined which payments the Executive is ultimately determined to be entitled to receive. In the case of a Key Employee, the Executive will not be entitled to reimbursement prior to the first day of the seventh month following the Date of Termination. The parties intend that the timing of the payment of such fees and reimbursements shall be in compliance with Section 409A of the Code and the treasury regulations thereunder.

11.

Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written notice from one party hereto to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

12.

No Other Compensation; Employee at Will. Except as provided in Sections 4, 5, 6, 7, 9 and 10 hereof, no amount or benefit shall be payable to the Executive under this Agreement or otherwise except as required by law. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive is and shall remain “an employee at will” and shall not have any right to be retained in the employ of the Company.

13.	Successors; Binding Agreement.

13.1.

In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

13.2.

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

14.

Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	Terex Corporation
200 Nyala Farm Road
Westport, Connecticut 06880
Attention: General Counsel

To the Executive:	________________________

________________________

15.

Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to the principles of conflicts of law which might otherwise apply. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. In the event that either party hereto shall institute proceedings for the enforcement of this Agreement, the succeeding party shall be entitled to recover the reasonable fees and expenses incurred by such succeeding party in connection therewith, including reasonable attorneys fees.

16.

Partial Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.

Mitigation. The Company agrees that if the Executive’s employment with the Company terminates as a result of a Change In Control pursuant to Section 4 of this Agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to him due under this Agreement. Further, the amount of any payment shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

19.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)      “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(B)      “Cause ” for termination by the Company of the Executive's employment shall mean (i) the willful, substantial and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) in a manner reasonably satisfactory to the Chief Executive Officer of the Company after written notice detailing the reasons for such failure, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) the entry by a court of competent jurisdiction of an order, or the entering into by the Executive of a consent decree, barring the Executive from serving as an officer or director of a public company. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(C)      A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)        any person or group (as described in regulations under Section 409A of the Code) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing

(A) more than 50% or more of the combined voting power of the Company's then outstanding securities, excluding any person or groupwho becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (iii) below and excluding the acquisition by a Person or group holding more than 50 percent of such voting power or

(B) 30 percent or more of the combined voting power of Terex’s then outstanding securities during any twelve-month period;

(ii)       there is a change in the composition of the Board of Directors of the Company occurring during any twelve month period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or

(iii)      there is consummated, in any transaction or series of transactions during a twelve-month period, of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination after which (x) the stockholders of the Company own more than 50 percent of the common stock or combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination; or

(iv)      the Company is liquidated or dissolved or there is consummated a sale or disposition by the Company of all or substantially all the Company's assets.

This definition of “Change in Control” is intended to comply with the definition of “Change in Control” under Code Section 409A.

(D)	“Code,” shall mean the Internal Revenue Code of 1986, as amended.

(E)       “ Date of Termination,” with respect to any purported termination of the Executive's employment shall mean the later of (i) date specified in the notice or (ii) thirty (30) days from the date of the notice unless such notice is for a termination of Executive for Cause.

(F)       “ Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(G)      “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act as described below, such act or failure to act is corrected prior to the Date of Termination specified in the notice of termination given in respect thereof:

(i)        the assignment to the Executive of any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature of the Executive’s authority, duties or responsibilities, or any other action by the Company which, in any case, results in a material diminution in such status, authority, duties or responsibilities (it being understood that a mere change in authority, duties or responsibilities, or any other action by the Company will not constitute Good Reason in and of itself unless it results in a substantial adverse alteration or material diminution of the Executive’s authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)       a material reduction by the Company in the Executive's base salary and/or annual bonus as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board reductions similarly affecting all senior executives of the Company, provided, however, that such across-the-board reductions are not made as a result of, or in contemplation of, a Change in Control;

(iii)      the failure by the Company to pay to the Executive any material portion of the Executive's current compensation such that the failure results in a material negative change; except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company, provided, however, that such across-the-board compensation deferrals are not made as a result of, or in contemplation of, a Change in Control;

(iv)      the failure by the Company to continue in effect any compensation plan or other benefit in which the Executive participates which is material to the Executive's total compensation, except pursuant to an across-the-board compensation or benefit deferral or reduction similarly affecting all senior executives of the Company, provided, however, that such across-the-board compensation or benefit deferrals are not made as a result of, or in contemplation of, a Change in Control;

(v)       the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's benefit plans and reimbursements to which the Executive was entitled at the time, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is then entitled;

(vi)      the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from the location of such offices on the date of this Agreement or a requirement that the Executive be based anywhere other than at the Company’s principal executive offices except for necessary travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations on the date of this Agreement; or

(vii)     The Executive must give notice to the Company no more than ninety (90) days after the act giving rise to the termination and the termination shall occur within the two (2) year period following the initial occurrence.

(H)      “Key Employee” shall mean an employee who is treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee of the Company (as defined in Code section 416(i) without regard to paragraph (5) thereof). The Company shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

(I)        “ Permanent Disability.” The Executive shall be considered to have incurred a permanent disability if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for at least twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

20.	Tax Withholding. The Company shall have the right to deduct from all payments made under this Agreement any federal, state or local taxes required by law to be withheld with respect to such payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TEREX CORPORATION

By:__________________________

Name:
Title:

     ________________________________

EXECUTIVE